FOR RELEASE: IMMEDIATE

CPS Technologies Announces the Appointment of James Cavoli to its Board of Directors

Norton, Massachusetts – December 4, 2024 – CPS Technologies Corp. (NASDAQ:CPSH) (“CPS” or the “Company”) today announced the appointment of I. James Cavoli to its Board of Directors. Jim currently serves as president of Swagelok Company, a worldwide manufacturer of fluid system components and engineered assemblies. Jim was appointed chief operating officer of Swagelok Company in 2020 and named president in 2021. During his tenure as president, Jim grew the company’s market cap by 75%. Prior to that he served as vice president, distributor support services. In 2010, Jim joined Swagelok Company as director, strategic sales and was named vice president and chief financial officer in 2014. Prior to joining Swagelok, Jim served as a captain in the U.S. Army, finance manager for Ford Motor Company, and general manager for Progressive Insurance. In 2004, he started LS Insights, a national financial brokerage firm. Jim holds Bachelor of Science degrees in accounting and international management from Georgetown University and an M.B.A. from Harvard Business School.

"We are delighted to welcome Jim to the Company's Board of Directors," said Frank Hughes, Chairman.  "Jim is a remarkable leader bringing a broad array of relevant skills and experiences that will help the board guide the company forward.  These include strategy, transformation, growth and international business, in functional areas including operations, finance, and marketing, for both large and small enterprises.  The fact that the Company was able to attract someone of Jim’s stature is an indication of our remarkable internal culture of innovation and of building people; it is also an indication of the future growth potential of CPS.”

About CPS

CPS is a technology and manufacturing leader in producing high-performance materials solutions for its customers. The company’s products and intellectual property address critical needs in a variety of applications, including electric trains and subway cars, wind turbines, hybrid vehicles, electric vehicles, Navy ships, the smart electric grid, 5G infrastructure and others. CPS hermetic packages can be found in many Aerospace and Satellite applications. CPS’ armor products provide exceptional ballistic protection and environmental durability at very light weight. CPS is committed to innovation and to supporting our customers in building solutions for the transition to clean energy.

Safe Harbor

Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2024 and 2025 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS Technologies Corporation
111 South Worcester Street
Norton, MA 02766

www.cpstechnologysolutions.com

Investor Relations:

Chris Witty

646-438-9385

cwitty@darrowir.com